Exhibit 4.1

THIRD SENIOR EXCHANGE NOTE SUPPLEMENTAL INDENTURE

THIRD SENIOR EXCHANGE NOTE SUPPLEMENTAL INDENTURE, dated as of March 7, 2011 (this “Third Supplemental Indenture”), among CDW LLC, an Illinois limited liability company (“CDW”), CDW Finance Corporation, a Delaware corporation (“CDW Finance” and together with CDW, the “Issuers”), CDW Corporation, CDW Technologies, Inc., CDW Direct, LLC, CDW Government LLC and CDW Logistics, Inc. (together, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, there has heretofore been executed and delivered to the Trustee an Indenture dated as of October 10, 2008, as amended by the Senior Exchange Note Supplemental Indenture dated as of May 10, 2010 and the Second Senior Exchange Note Supplemental Indenture dated as of August 23, 2010 (as so amended, the “Indenture”), providing for the issuance of the Issuers’ Senior Exchange Notes and Senior PIK Election Exchange Notes (collectively, the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Guarantors and the Trustee may amend the Indenture with the written consent of the Required Holders and Lenders;

WHEREAS, the Issuers and the Guarantors have duly authorized the execution and delivery of this Third Supplemental Indenture;

WHEREAS, the Issuers have offered to purchase any and all of the outstanding Notes for cash (the “Tender Offer”), upon the terms and subject to the conditions set forth in the Issuers’ offer to purchase and consent solicitation statement, dated as of February 22, 2011 (the “Offer to Purchase”), as may be amended, supplemented or modified from time to time;

WHEREAS, in connection with the Tender Offer, the Issuers have also solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offer to Purchase and set forth in Article I of this Third Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver by the Issuers of the conditions to the Tender Offer and the acceptance by the Issuers for purchase and payment of the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer;

WHEREAS, the Required Holders and Lenders have consented to the amendments effected by this Third Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement, in accordance with its terms, have been complied with or have been performed or done; and

WHEREAS, pursuant to the terms of the Tender Offer to which this Third Supplemental Indenture relates, a consent payment will be made to certain Holders of the Notes who tender their Notes and deliver their consents to the Proposed Amendments.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

(a)	The Indenture is hereby amended to delete each of the following sections in its entirety, and insert in lieu thereof the phrase “[Intentionally Omitted]”:

(i)	Section 4.03. Reports and Other Information.

(ii)	Section 4.04 Compliance Certificate.

(iii)	Section 4.05 Taxes.

(iv)	Section 4.06 Stay, Extension and Usury Laws.

(v)	Section 4.07. Limitation on Restricted Payments.

(vi)	Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(vii)	Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(viii)	Section 4.10. Asset Sales.

(ix)	Section 4.11. Transactions with Affiliates.

(x)	Section 4.12. Liens.

(xi)	Section 4.14. Offer to Repurchase Upon Change of Control.

(xii)	Section 4.15. Additional Guarantees.

(xiii)	Section 4.16. Limitation on Payments for Consent.

(xiv)	Section 4.17. Limitation on Business Activities.

(xv)	Clauses (3) and (4) of paragraph (a) of Section 5.01 (Merger, Consolidation or Sale of All or Substantially All Assets); and

(xvi)	Clauses (3), (4), (5) and (6) of Section 6.01 (Events of Default).

(b)	The Second Senior Exchange Note Supplemental Indenture dated as of August 23, 2010 is hereby amended to delete Section 5 in its entirety, and insert in lieu thereof the phrase “[Intentionally Omitted]”.

(c)	Any definition used exclusively in the provisions of the Indenture that are deleted pursuant to this Article I, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, and all references in the Indenture to any sections or clauses set forth above in this Article I, any and all obligations thereunder and any event of default related solely to such sections and clauses, are hereby deleted throughout the Indenture.

ARTICLE II

MISCELLANEOUS

(a)	Instruments To Be Read Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Third Supplemental Indenture shall henceforth be read together.

(b)	Confirmation. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

(c)	Terms Defined. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

(d)	Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Third Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

(e)	Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

(f)	Governing Law. The laws of the State of New York shall govern this Third Supplemental Indenture.

(g)	Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(h)	Effectiveness; Operativeness. This Third Supplemental Indenture will become effective and binding upon the Issuers, the Guarantors, the Trustee and the Holders of the Notes upon execution and delivery of this Third Supplemental Indenture. All of the provisions of this Third Supplemental Indenture other than Article I hereof will become operative on, and simultaneously with, the time that this Third Supplemental Indenture becomes effective. Article I of this Third Supplemental Indenture will become operative upon, and simultaneously with, and shall have no force or effect prior to, the written notification to the Trustee by the Issuers that they have accepted for purchase and payment (the “Early Settlement Date”) Notes constituting at least a majority in aggregate principal amount of the Notes then outstanding, pursuant to the terms of the Tender Offer.

(i)	Termination. The provisions of this Third Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.02 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Third Supplemental Indenture shall become operative as specified in Article 2(h) hereof. Prior to the Early Settlement Date, the Issuers may terminate this Third Supplemental Indenture upon written notice to the Trustee.

(j)	Acceptance by Trustee. The Trustee accepts the Proposed Amendments to the Indenture effected by this Third Supplemental Indenture.

(k)	Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

CDW LLC

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

CDW FINANCE CORPORATION

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

CDW CORPORATION

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

CDW TECHNOLOGIES, INC.

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

CDW DIRECT, LLC

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

CDW GOVERNMENT LLC

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Third Supplemental Indenture

CDW LOGISTICS, INC.

By	/s/ Ann E. Ziegler
	Name:	Ann E. Ziegler
	Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President

Signature Page to Third Supplemental Indenture